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EXHIBIT 21.1

CIBER, Inc.
List of Subsidiaries
As of December 31, 2012

Name	Jurisdiction of Organization
CIBERsites India Private Ltd.	India
CIBER International B.V.	The Netherlands
CIBER Nederlands B.V.	The Netherlands
CIBER Europe Limited	United Kingdom
CIBER (UK) Ltd.	United Kingdom
CIBER Novasoft Limited	United Kingdom
CIBER Norge AS	Norway
CIBER Danmark AS	Denmark
C.I.B.E.R. Sweden AB	Sweden
CIBER Holding GmbH	Germany
CIBER AG	Germany
Topcontracts GmbH	Germany
CIBER Managed Services GmbH(1)	Germany
CIBER Novasoft IT-Services GmbH	Austria
CIBER Oy	Finland
CONSULTANTS IN BUSINESS ENGINEERING RESEARCH S.L.U.	Spain
CIBER Solutions S.L.U.	Spain
CIBER LLC	Russia
CIBER Polska Sp. z.o.o.	Poland
CIBER Pty Ltd.(2)	Australia
CIBER Ltd.(2)	New Zealand
CIBER LLC	Belarus
All entities are 100% owned by CIBER or its subsidiaries, unless otherwise noted.
Excludes non-operating and inactive subsidiaries.

(1)
Owned 72.5% by CIBER group

(2)
Owned 90% by CIBER group

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  EXHIBIT 21.1
CIBER, Inc. List of Subsidiaries As of December 31, 2012